                      SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)

                              Saga Systems, Inc.
       ---------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 per share
       ---------------------------------------------------------------
                        (Title of Class of Securities)

                                 834025 10 8
       ---------------------------------------------------------------
                                (CUSIP NUMBER)

Daniel A. Raskas, Esq.; Thayer Capital Partners, 1455 Pennsylvania Ave., N.W.,
           Suite 350 Washington, D.C. 20004; Telephone 202-371-0150
       ---------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                               February 1, 2001
       ---------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


   CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT [ ].

                                 SCHEDULE 13D

                           (COVER PAGE -- PART II)

CUSIP NO. 834025108

-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     Thayer Equity Investors III, L.P.
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization: Delaware

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power: 0
Beneficially Owned
By Each Reporting                           -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power: 0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

-------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [   ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11): 0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: PN

-------------------------------------------------------------------------------

                                      2

                                 SCHEDULE 13D

                           (COVER PAGE -- PART II)

CUSIP NO. 834025108

-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     TC Equity Partners, L.L.C.
-------------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization: Delaware

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power: 0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power: 0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [  ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11): 0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: OO

-------------------------------------------------------------------------------

                                 SCHEDULE 13D

                           (COVER PAGE -- PART II)

CUSIP NO. 834025108

-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     TC Co-Investors, LLC
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization: Delaware

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power: 0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power: 0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [   ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):  0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: OO

-------------------------------------------------------------------------------

                                 SCHEDULE 13D

                           (COVER PAGE -- PART II)

CUSIP NO. 834025108

-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     TC Management Partners, L.L.C.
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization: Delaware

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power: 0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power: 0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [  ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):  0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: OO

-------------------------------------------------------------------------------

                                 SCHEDULE 13D

                           (COVER PAGE -- PART II)

CUSIP NO. 834025108


-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     Frederic V. Malek
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:  United States of America

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power:  0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power:  0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [  ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11): 0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                             (COVER PAGE -- PART II)

CUSIP NO. 834025108


-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     Carl J. Rickertsen
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:  United States of America

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power: 0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power: 0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [  ]

-------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11): 0.0%

-------------------------------------------------------------------------------
14)  Type of Reporting Person: IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                             (COVER PAGE -- PART II)

CUSIP NO. 834025108

-------------------------------------------------------------------------------
1)   Name of Reporting Person/S.S. or I.R.S. Identification No. of Above Person

     Paul G. Stern
-------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only

-------------------------------------------------------------------------------
4)   Source of Funds: 00

-------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to Item
     2(d) or 2(e)

-------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:  United States of America

-------------------------------------------------------------------------------
Number of Shares                            7)  Sole Voting Power:  0
Beneficially Owned By
Each Reporting                              -----------------------------------
Person With                                 8)  Shared Voting Power: 0

                                            -----------------------------------
                                            9)  Sole Dispositive Power:  0

                                            -----------------------------------
                                            10) Shared Dispositive Power: 0

                                            -----------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person: 0

-------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  [   ]

-------------------------------------------------------------------------------

13)  Percent of Class Represented by Amount in Row (11): 0.0%

-------------------------------------------------------------------------------

14)  Type of Reporting Person: IN

-------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. 834025108

                       AMENDMENT NO. 4 TO SCHEDULE 13D

         The Schedule 13D, dated December 2, 1997, of Thayer Equity Investors III, L.P., TC Equity Partners, L.L.C., TC Co-Investors, LLC, TC Management Partners, L.L.C., Frederic V. Malek, Carl J. Rickertsen and Paul Stern, as amended by Amendment No. 1 thereto, dated as of June 17, 1998, as amended by Amendment No. 2 thereto, dated as of June 18, 1998, and as amended by Amendment No. 3 thereto, dated as of November 30, 2000 (the "Schedule 13D") is hereby further amended as set forth below. Capitalized terms used herein without definition have the meanings set forth in the Schedule 13D. This Amendment No. 4 to Schedule 13D supplements and amends the Schedule 13D and should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13D.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 of the Schedule 13D is revised and amended in its entirety as set forth below:

         (a)-(b) The aggregate number and percentage of outstanding Shares beneficially owned by each of the Reporting Persons are set forth below.

    --------------------------------------------- ------------------------ ----------------------------
                                                     Number of Shares       Percentage of Outstanding
                        Name                        Beneficially Owned            Shares Owned
    --------------------------------------------- ------------------------ ----------------------------
    Thayer Equity Investors III, L.P.                                   0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    TC Equity Partners, L.L.C.                                          0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    TC Co-Investors, LLC                                                0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    TC Management Partners, L.L.C.                                      0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    Frederic V. Malek                                                   0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    Carl J. Rickertsen                                                  0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    Paul G. Stern                                                       0                           0%
    --------------------------------------------- ------------------------ ----------------------------

    Reporting Persons as a Group                                        0                           0%
    --------------------------------------------- ------------------------ ----------------------------

(c) Pursuant to the Agreement, on February 1, 2001, Thayer sold 6,979,020 Shares to SAGAC and TC Co-Investors sold 37,890 Shares to SAGAC. Additionally, on February 1, 2001, the remaining 3,757,933 Shares beneficially owned by Thayer and the 20,401 Shares beneficially owned by TC Co-Investors (collectively, the "Merger Shares") were converted into the right to receive merger consideration pursuant to a certain agreement and plan of merger by and among Software, SAGAC and Saga Systems, Inc, dated November 1, 2000 ("Merger Agreement"). Upon surrender of the certificates representing the Merger Shares and a letter of transmittal to an exchange agent, Thayer and TC Co-Investors received such merger consideration in the form of cash.


(d) Not Applicable.

(e) February 1, 2001.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  Item 6 of the Schedule 13D is revised and amended in its entirety as set forth below:

         Pursuant to the Agreement, on February 1, 2001, Thayer and TC Co-Investors sold to SAGAC 6,979,020 and 37,890 Shares, respectively. Additionally, on February 1, 2001, the Merger Shares held by each were converted into the right to receive merger consideration pursuant to the Merger Agreement. Upon surrender of the certificates representing the Merger Shares and a letter of transmittal to an exchange agent, Thayer and TC Co-Investors received such merger consideration in the form of cash.

ITEM 7.           MATERIALS TO BE FILED AS EXHIBITS.

Exhibit 1 -       Agreement and Plan of Merger dated as of November 1, 2000, among Saga Systems, Inc., Software AG and Software AG
                  Acquisition Corporation.

                                  SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


DATED: FEBRUARY 1, 2001

THAYER EQUITY INVESTORS III, L.P.           TC CO-INVESTORS, LLC

By:  TC Equity Partners, L.L.C. its         By: TC Management Partners, L.L.C.,
     General Partner                            its Managing Member


By: /s/ Carl J. Rickertsen                  By: /s/ Carl J. Rickertsen
   ----------------------------                ----------------------------
    Carl J. Rickertsen                          Carl J. Rickertsen
    Member                                      Member

TC EQUITY PARTNERS, L.L.C.                  TC MANAGEMENT PARTNERS, L.L.C.


By: /s/ Carl J. Rickertsen                  By: /s/ Carl J. Rickertsen
   ----------------------------                ----------------------------
    Carl J. Rickertsen                          Carl J. Rickertsen
    Member                                      Member

By:  /s/ Carl J. Rickertsen                 By:             *
   ----------------------------                ----------------------------
       Carl J. Rickertsen                             Paul G. Stern

By:            *                            By:   /s/ Carl J. Rickertsen
   ----------------------------                ----------------------------
       Frederic V. Malek                            Carl J. Rickertsen
                                                     Attorney-In-Fact